Exhibit 99.1

[GRAPHIC OMITTED][GRAPHIC OMITTED]                          1901 Chouteau Ave.
                                                            St. Louis, MO 63103

Contact:

Media                         Analysts                     Investors
Susan Gallagher               Bruce Steinke                Investor Services
(314) 554-2175                (314) 554-2574               (800) 255-2237
sgallagher@ameren.com         bsteinke@ameren.com          invest@ameren.com
---------------------         -------------------          -----------------

For Immediate Release
---------------------

       APPROVAL FOR NEW AMERENUE NATURAL GAS DELIVERY RATES IN MISSOURI TO
                    INCREASE REVENUE BY $13 MILLION ANNUALLY

ST. LOUIS, MO. Jan. 14, 2004---Ameren Corporation (NYSE: AEE) announced today that the Missouri Public Service Commission on Jan. 13 approved a settlement authorizing new natural gas delivery rates that will increase AmerenUE's operating revenues by approximately $13 million annually.

     The new rates will mean a typical residential customer who heats with natural gas will see an average monthly increase of about $6.55 or 10.2 percent. This is only the third delivery rate increase for AmerenUE gas customers since 1987; the company last implemented a natural gas delivery rate increase in 2000.

     AmerenUE in December entered into a settlement with the Staff of the Missouri Public Service Commission (MoPSC), the Office of Public Counsel and the Missouri Department of Natural Resources (MoDNR) to implement new natural gas delivery rates. The full commission approved the terms of that settlement Jan. 13.

     The provisions of the approved agreement do offer some stability for customers during the 2003-2004 winter heating season by deferring inclusion of increases in wholesale costs and insure investment in infrastructure improvements and in weatherization and energy efficient equipment programs.

     Gas delivery rates reflect the costs of constructing, operating and maintaining the company's natural gas system and account for about a third of a typical residential customer's total gas bill. This amount does not include any changes that may occur in the Purchased Gas Adjustment (PGA), which primarily reflects the commodity cost of gas purchased from suppliers. Changes in the commodity cost of gas are set by the market based upon the supply and demand of natural gas in the U.S. and are not regulated by the MoPSC.

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     These gas commodity costs are passed through the PGA  dollar-for-dollar and contain no "mark-up" by AmerenUE.

     Under the agreement and as approved in the final order, AmerenUE committed to the following provisions:

     >> To offer rate stability for customers during the 2003-2004 winter heating season, the increase will not take effect until Feb. 15, 2004, and AmerenUE will not request a PGA increase prior to April 1, 2004.
     >> Absent the occurrence of a significant, unusual event, AmerenUE's Missouri gas delivery rates will not change prior to July 1, 2006.
     >> AmerenUE's investments in gas infrastructure improvements between July 1, 2003, and Dec. 31, 2006, will total at least $15 million.
     >> The company also will contribute $155,000 per year to continue funding a weatherization program developed in collaboration with the MoPSC Staff, the Office of Public Counsel and the MoDNR. The program provides weatherization services and energy audits for low-income customers.
     >> AmerenUE will also provide $100,000 in annual funding for a pilot program offering weatherization services and rate relief to low-income customers in the Missouri counties of Stoddard and Scott.
     >> The company will provide $55,000 per year to fund an energy efficient equipment program, based on the recommendation of the MoDNR.

     In  its  initial  filing  with  the  MoPSC,   AmerenUE  cited   significant
investments in energy infrastructure for its gas business and rising operating expenses as primary reasons for its proposed rate increase.

     Since the company last implemented an increase in its natural gas delivery rates approximately three years ago, AmerenUE has invested more than $50 million to make the natural gas system even more reliable. Since May 1, 2000, the company has replaced about 55 miles of old cast iron pipes and more than 3,000 service lines with modern, more durable polyethylene pipe, largely to comply with state regulations. In addition, AmerenUE has added about 142 miles of new gas mains and more than 7,000 service connections to accommodate new growth.

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     For more information on this agreement and for conservation tips, customers can visit www.ameren.com. There customers can also sign up for a Budget Billing Plan that will help them avoid seasonal peaks in their monthly bills by spreading the cost of natural gas over an entire year. Customers can also get information on these and other programs by dialing toll- free 1-800-552-7583.

     Ameren Corporation serves 1.7 million electric customers and 500,000 natural gas customers in a 49,000-square-mile area of Illinois and Missouri. AmerenUE serves more than 111,000 natural gas customers in Missouri.

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